Exhibit 99.1
Phreesia Announces Fourth Quarter Fiscal 2023 Results
WILMINGTON, Delaware, March 22, 2023 – Phreesia, Inc. (NYSE: PHR) (“Phreesia” or the "Company") announced financial results today for the fiscal fourth quarter and fiscal year ended January 31, 2023.

"There were many accomplishments and milestones achieved during Phreesia’s 18th year and fourth as a public company. We experienced challenges, opportunities and successes, and we greatly appreciate the hard work of our team members as well as the support and partnership of our clients and investors", said CEO and Co-Founder Chaim Indig.

Please visit the Phreesia investor relations website at ir.phreesia.com to view the Company's Q4 Fiscal Year 2023 Stakeholder Letter.

Fiscal Fourth Quarter Ended January 31, 2023 Highlights
•Revenue was $76.6 million in the quarter, up 32% year-over-year.
•Average number of healthcare services clients ("AHSCs") was 3,140 in the quarter, up 36% year-over-year.
•Healthcare services revenue per AHSC was $17,705 in the quarter, down 4% year-over-year. The decline was primarily driven by healthcare services client growth significantly outpacing growth in payment processing volume and payment processing revenue. See "Key Metrics" below for additional information.
•Total revenue per AHSC was $24,390 in the quarter, down 3% year-over-year. The decline was primarily driven by healthcare services client growth significantly outpacing growth in payment processing volume and payment processing revenue. See "Key Metrics" below for additional information.
•Net loss was $38.0 million in the quarter compared to $46.5 million in the same period in the prior year.
•Adjusted EBITDA was negative $17.6 million in the quarter compared to negative $30.5 million in the same period in the prior year.
•Cash and cash equivalents as of January 31, 2023 was $176.7 million, down $32.9 million from October 31, 2022.
Fiscal Year Ended January 31, 2023 Highlights
•Revenue was $280.9 million in fiscal year 2023, up 32% year-over-year.
•AHSCs were 2,856 in fiscal year 2023, up 38% year-over-year.
•Healthcare services revenue per AHSC was $72,599 in fiscal year 2023, down 6% year-over-year. The decline was primarily driven by AHSC growth significantly outpacing growth in payment processing volume and payment processing revenue. See "Key Metrics" below for additional information.
•Total revenue per AHSC was $98,358 in fiscal year 2023, down 4% year-over-year. The decline was primarily driven by AHSC growth significantly outpacing payment processing volume and revenue growth. See "Key Metrics" below for additional information.
•Net loss was $176.1 million in fiscal year 2023, as compared to $118.2 million in fiscal year 2022.
•Adjusted EBITDA was negative $92.5 million in fiscal year 2023, as compared to negative $59.0 million in fiscal year 2022.
•Cash and cash equivalents as of January 31, 2023 was $176.7 million, down from $313.8 million as of January 31, 2022.

Recent Events
On March 10, 2023, Silicon Valley Bank ("SVB") was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation ("FDIC") as receiver. On March 9,

2023, we transferred a substantial portion of our cash and cash equivalents from SVB to other financial institutions. We had total cash and cash equivalents of approximately $170 million as of March 10, 2023.
On March 12, 2023, a Joint Statement by the U.S. Treasury, Federal Reserve, and FDIC, and a statement by the Federal Reserve Board, was issued stating that actions were approved enabling the FDIC to complete its resolutions of SVB in a manner that fully protects all depositors. As a result of our actions to move a substantial portion of our cash to other financial institutions and the actions taken by the FDIC on March 12, 2023, we have determined that all of our cash and cash equivalents continue to be available for our use.
We are also party to the Third SVB Facility which contains certain restrictive covenants including a covenant that limits our ability to retain specified levels of cash in accounts outside of SVB. On March 10, 2023, in connection with the transfer of a substantial portion of our cash and cash equivalents from SVB to other financial institutions, we obtained consent from SVB to hold up to $165 million of cash in accounts outside SVB until May 15, 2023. The consent serves to permit us to borrow against the Third SVB Facility once the cash and cash equivalents retained outside of SVB are compliant with the covenant and so long as we remain in compliance with all other covenants under the Third SVB Facility. With the exception of this consent, the SVB developments and related FDIC actions noted above have not materially impacted our financial position or our operations.
We believe that our cash and cash equivalents along with cash generated in the normal course of business, are sufficient to fund our operations for at least the next 12 months.

Fiscal Year 2024 Outlook
For the full fiscal year 2024 ending January 31, 2024, we expect revenue to be between $353 million and $356 million, implying year-over-year growth of 26% to 27%. For the full fiscal year 2024, ending January 31, 2024, we expect Adjusted EBITDA to be between negative $65 million and negative $60 million.

We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For further information regarding the non-GAAP financial measures included in this press release, including a reconciliation of GAAP to non-GAAP financial measures and an explanation of these measures, please see “Non-GAAP financial measures” below.

Fiscal Year 2025 Target

We are maintaining our $500 million revenue target to be achieved by annualizing our highest-revenue quarter in fiscal year 20251 and continue to expect to reach profitability2 in fiscal year 2025. We also believe our cash and cash equivalents, along with cash generated in the normal course of business, can support our path to our fiscal year 2025 targets.

We believe our platform and diverse revenue streams offer us multiple paths for achieving our targets.

1 For our target revenue, annualized is defined as multiplying the highest-revenue quarter in fiscal year 2025 by four.
2 For the purposes of this statement, we define "profitability" in terms of Adjusted EBITDA.
Available Information
We intend to use our Company website (including our Investor Relations website) as well as our Facebook, Twitter, LinkedIn and Instagram accounts as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Forward Looking Statements
This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operating performance, including our revenue, Adjusted EBITDA and our ability to reach profitability in fiscal year 2025; our ability to finance our plans to achieve our 2025 targets with our current cash balance and cash generated in the normal course of business; our outlook for fiscal year 2024 (including with respect to Adjusted EBITDA) and fiscal year 2025 targets. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to develop and release new products and services; our ability to develop and release successful enhancements, features and modifications to our existing products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; the impact of pandemics or epidemics on our business and economic conditions; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions; the recent high inflationary environment and other general, market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine or elsewhere). The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 that will be filed with the SEC following this press release. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

This press release includes certain non-GAAP financial measures as defined by SEC rules. We have provided a reconciliation of those measures to the most directly comparable GAAP measures, with the exception of our Adjusted EBITDA outlook for the reasons described above.

Conference Call Information
We will hold a conference call on Wednesday March 22, 2023, at 5:00 p.m. Eastern Time to review our fiscal fourth quarter and fiscal year 2023 financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website at ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

ABOUT PHREESIA
Phreesia provides healthcare organizations a suite of robust applications to manage the patient intake process. Our innovative SaaS platform engages patients in their healthcare and provides a modern, convenient experience, while enabling our clients to enhance clinical care and drive efficiency.

Investor Relations Contact:
Balaji Gandhi
Phreesia, Inc.
investors@phreesia.com
(929) 506-4950

Media Contact:

Nicole Gist
Phreesia, Inc.
nicole.gist@phreesia.com
(407) 760-6274

Phreesia, Inc.
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)

	January 31, 2023	January 31, 2022
Assets
Current:
Cash and cash equivalents	$176,683	$313,812
Settlement assets	22,599	19,590
Accounts receivable, net of allowance for doubtful accounts of $1,053 and $863 as of January 31, 2023 and 2022, respectively	51,394	40,262
Deferred contract acquisition costs	1,056	1,642
Prepaid expenses and other current assets	10,709	11,043
Total current assets	262,441	386,349
Property and equipment, net of accumulated depreciation and amortization of $59,847 and $53,321 as of January 31, 2023 and 2022, respectively	21,670	34,645
Capitalized internal-use software, net of accumulated amortization of $37,236 and $31,139 as of January 31, 2023 and 2022, respectively	35,150	17,643
Operating lease right-of-use assets	569	2,337
Deferred contract acquisition costs	1,754	2,437
Intangible assets, net of accumulated amortization of $2,549 and $1,178 as of January 31, 2023 and 2022, respectively	11,401	12,772
Deferred tax asset	81	515
Goodwill	33,736	33,621
Other assets	3,255	4,157
Total Assets	$370,057	$494,476
Liabilities and Stockholders’ Equity
Current:
Settlement obligations	$22,599	$19,590
Current portion of finance lease liabilities and other debt	5,172	5,821
Current portion of operating lease liabilities	934	1,281
Accounts payable	10,836	5,119
Accrued expenses	21,810	20,128
Deferred revenue	17,688	16,493
Total current liabilities	79,039	68,432
Long-term finance lease liabilities and other debt	2,725	7,423
Operating lease liabilities, non-current	349	1,276
Long-term deferred revenue	125	65
Total Liabilities	82,238	77,196
Commitments and contingencies (Note 11)
Stockholders’ Equity:
Common stock, $0.01 par value—500,000,000 shares authorized as of both January 31, 2023 and 2022; 54,187,172 and 52,095,964 shares issued as of January 31, 2023 and 2022, respectively	542	521
Additional paid-in capital	926,957	860,657
Accumulated deficit	(606,084)	(429,938)
Treasury stock, at cost, 971,236 and 301,003 shares as of January 31, 2023 and 2022, respectively	(33,596)	(13,960)
Total Stockholders’ Equity	287,819	417,280
Total Liabilities and Stockholders’ Equity	$370,057	$494,476

Phreesia, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three months ended January 31,		Fiscal Year ended January 31,
	2023	2022	2023	2022
Revenue:
Subscription and related services	$35,813	$26,445	$128,975	$95,514
Payment processing fees	19,780	16,140	78,368	65,201
Network solutions	20,993	15,435	73,567	52,518
Total revenue	76,586	58,020	280,910	213,233
Expenses:
Cost of revenue (excluding depreciation and amortization)	15,123	12,459	58,944	42,669
Payment processing expense	12,841	9,897	50,323	38,719
Sales and marketing	36,260	37,206	151,263	106,421
Research and development	25,398	17,495	91,244	52,265
General and administrative	19,856	21,738	80,384	68,674
Depreciation	4,625	4,268	17,988	14,985
Amortization	2,296	1,573	7,316	6,317
Total expenses	116,399	104,636	457,462	330,050
Operating loss	(39,813)	(46,616)	(176,552)	(116,817)
Other income (expense), net	29	60	(175)	(78)
Interest income (expense), net	1,592	(328)	1,064	(1,084)
Total other income (expense), net	1,621	(268)	889	(1,162)
Loss before benefit from (provision for) income taxes	(38,192)	(46,884)	(175,663)	(117,979)
Benefit from (provision for) income taxes	171	433	(483)	(182)
Net loss	$(38,021)	$(46,451)	$(176,146)	$(118,161)
Net loss per share attributable to common stockholders, basic and diluted(1)	$(0.72)	$(0.90)	$(3.36)	$(2.37)
Weighted-average common shares outstanding, basic and diluted	52,873,139	51,354,953	52,440,067	49,888,436
(1) Our potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

Phreesia, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Fiscal Year ended January 31,
	2023	2022	2021
Operating activities:
Net loss	$(176,146)	$(118,161)	$(27,292)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	25,304	21,302	15,908
Non-cash stock-based compensation expense	58,775	36,144	13,489
Amortization of deferred financing costs and debt discount	310	288	389
Cost of Phreesia hardware purchased by customers	1,598	672	762
Deferred contract acquisition costs amortization	1,696	2,211	2,025
Non-cash operating lease expense	1,768	1,004	1,766
Change in fair value of contingent consideration liabilities	—	258	—
Deferred tax asset	434	143	(65)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,132)	(10,216)	(6,619)
Prepaid expenses and other assets	250	(7,192)	(1,600)
Deferred contract acquisition costs	(427)	(3,349)	(1,652)
Accounts payable	4,774	2,881	(3,821)
Accrued expenses and other liabilities	2,720	(2,983)	6,004
Lease liability	(1,302)	(1,060)	(1,786)
Deferred revenue	1,255	3,348	5,382
Net cash (used in) provided by operating activities	(90,123)	(74,710)	2,890
Investing activities:
Acquisitions, net of cash acquired	—	(34,423)	(6,510)
Capitalized internal-use software	(21,471)	(12,385)	(7,334)
Purchases of property and equipment	(4,732)	(18,420)	(11,241)
Net cash used in investing activities	(26,203)	(65,228)	(25,085)
Financing activities:
Proceeds from issuance of common stock in equity offerings, net of underwriters' discounts and commissions	—	245,813	174,800
Proceeds from issuance of common stock upon exercise of stock options	1,603	4,889	4,385
Treasury stock to satisfy tax withholdings on stock compensation awards	(19,383)	(8,995)	(4,965)
Payment of offering costs	—	—	(290)
Proceeds from employee stock purchase plan	3,321	1,979	—
Insurance financing agreement	—	—	2,009
Finance lease payments	(5,731)	(4,267)	(2,630)
Principal payments on financing agreements	(216)	(1,039)	(1,691)
Debt issuance costs and facility fees	(397)	(125)	(294)
Financing payments of acquisition-related liabilities	—	(3,286)	—
Payments of revolving line of credit	—	—	(20,663)
Net cash (used in) provided by financing activities	(20,803)	234,969	150,661
Net (decrease) increase in cash and cash equivalents	(137,129)	95,031	128,466
Cash and cash equivalents—beginning of year	313,812	218,781	90,315
Cash and cash equivalents—end of year	$176,683	$313,812	$218,781

Supplemental information of non-cash investing and financing information:
Right-of-use assets recorded in exchange for operating lease liabilities	$—	$81	$4,359
Property and equipment acquisitions through finance leases	$526	$7,394	$8,885
Capitalized software acquired through vendor financing	$—	$—	$174
Purchase of property and equipment and capitalized software included in accounts payable and accrued liabilities	$2,345	$1,124	$3,359
Cashless transfer of term loan and related accrued fees into increase in debt balance	$—	$—	$20,257
Cashless transfer of lender fees through increase in debt balance	$—	$—	$406
Receivables for cash in-transit on stock option exercises	$97	$169	$915
Cashless exercise of common stock warrants	$—	$—	$3,060
Capitalized stock based compensation	$1,372	$489	$—
Issuance of stock to settle liabilities for stock-based compensation	$12,284	$—	$—
Cash paid for:
Interest	$763	$802	$1,465
Income taxes	$39	$49	$64

Non-GAAP financial measures
This press release and statements made during the above-referenced webcast may include certain non-GAAP financial measures as defined by SEC rules.

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We define Adjusted EBITDA as net income or loss before interest (income) expense, net, (benefit from) provision for income taxes, depreciation and amortization, and before stock-based compensation expense, change in fair value of contingent consideration liabilities and other (income) expense, net.
We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have presented Adjusted EBITDA in this press release and our Annual Report on Form 10-K to be filed after this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss).
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) Interest (income) expense, net; and
•Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and our GAAP financial results. The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated:

Phreesia, Inc.
Adjusted EBITDA
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
(in thousands)	2023	2022	2023	2022
Net loss	$(38,021)	$(46,451)	$(176,146)	$(118,161)
Interest (income) expense, net	(1,592)	328	(1,064)	1,084
(Benefit from) provision for income taxes	(171)	(433)	483	182
Depreciation and amortization	6,921	5,841	25,304	21,302
Stock-based compensation expense	15,284	10,258	58,775	36,234
Change in fair value of contingent consideration liabilities	—	49	—	258
Other (income) expense, net	(29)	(60)	175	78
Adjusted EBITDA	$(17,608)	$(30,468)	$(92,473)	$(59,023)

Phreesia, Inc.
Reconciliation of GAAP and Adjusted Operating Expenses
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
(in thousands)	2023	2022	2023	2022
GAAP operating expenses
General and administrative	$19,856	$21,738	$80,384	$68,674
Sales and marketing	36,260	37,206	151,263	106,421
Research and development	25,398	17,495	91,244	52,265
Cost of revenue (excluding depreciation and amortization)	15,123	12,459	58,944	42,669
	$96,637	$88,898	$381,835	$270,029
Stock compensation included in GAAP operating expenses
General and administrative	$5,508	$4,418	$21,160	$15,655
Sales and marketing	5,563	3,490	22,183	12,536
Research and development	3,270	1,745	11,777	5,957
Cost of revenue (excluding depreciation and amortization)	943	605	3,655	2,086
	$15,284	$10,258	$58,775	$36,234
Adjusted operating expenses
General and administrative	$14,348	$17,320	$59,224	$53,019
Sales and marketing	30,697	33,716	129,080	93,885
Research and development	22,128	15,750	79,467	46,308
Cost of revenue (excluding depreciation and amortization)	14,180	11,854	55,289	40,583
	$81,353	$78,640	$323,060	$233,795

Phreesia, Inc.
Key Metrics
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
	2023	2022	2023	2022
Key Metrics:
Average healthcare services clients ("AHSCs")	3,140	2,311	2,856	2,074
Healthcare services revenue per AHSC	$17,705	$18,430	$72,599	$77,478
Total revenue per AHSC	$24,390	$25,106	$98,358	$102,812

We remain focused on building secure and reliable products that derive a strong return on investment for our clients and implementing them with speed and ease. This strategy continues to enable us to grow our network of healthcare services clients. The investments we make to grow, strengthen and sustain our network of healthcare services clients lead to growth in all of our revenue categories. For this reason, we are relabeling and expanding our key metrics related to revenue and healthcare services clients.

During the three months ended January 31, 2023, we relabeled our key metric “Average revenue per healthcare services client” to “Healthcare services revenue per AHSC”. We did not make any changes to the calculation of this metric in connection with relabeling this metric, and we have not changed any previously reported amounts.

During the three months ended January 31, 2023, we have added a key metric for Total revenue per AHSC. The definitions of our key metrics are presented below.

•AHSCs. We define AHSCs as the average number of clients that generate subscription and related services or payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. We believe growth in AHSCs is a key indicator of the performance of our business and depends, in part, on our ability to successfully develop and market our Platform to healthcare services organizations that are not yet clients. While growth in AHSCs is an important indicator of expected revenue growth, it also informs our management of the areas of our business that will require further investment to support expected future AHSC growth. For example, as AHSCs increase, we may need to add to our customer support team and invest to maintain effectiveness and performance of our Platform and software for our healthcare services clients and their patients.

•Healthcare services revenue per AHSC. We define Healthcare services revenue as the sum of subscription and related services revenue and payment processing revenue. We define Healthcare services revenue per AHSC as Healthcare services revenue in a given period divided by AHSCs during that same period. We are focused on continually delivering value to our healthcare services clients and believe that our ability to increase Healthcare services revenue per AHSC is an indicator of the long-term value of the Phreesia platform.

•Total Revenue per AHSC. We define Total revenue per AHSC as Total revenue in a given period divided by AHSCs during that same period. Our healthcare services clients directly generate subscription and related services and payment processing revenue. Additionally, our relationships with healthcare services clients who subscribe to the Phreesia Platform give us the opportunity to engage with life sciences companies, health plans and other payer organizations, patient advocacy, public interest and other not-for-profit organizations who deliver direct communication to patients through our Platform. As a result, we believe that our ability to increase Total revenue per AHSC is an indicator of the long-term value of the Phreesia Platform.

Additional Information
(Unaudited)

	Three months ended January 31,		Fiscal Year ended January 31,
	2023	2022	2023	2022
Patient payment volume (in millions)	$821	$689	$3,284	$2,769
Payment facilitator volume percentage	81%	79%	80%	79%

•Patient payment volume. We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients’ businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator as well as cash and check payments and credit and debit transactions for which we act as a gateway to other payment processors.

•Payment facilitator volume percentage. We define payment facilitator volume percentage as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue. Our payment facilitator volume percentage could decline slightly over time should we increase our penetration of enterprise customers that are less likely to use Phreesia as a payment facilitator.